Exhibit 99.1

News Release	Zep Inc.

1310 Seaboard Industrial Blvd., NW
Atlanta, GA 30318

www.zepinc.com

Zep Inc. Reports Fiscal First Quarter 2014 Results

Fiscal First Quarter 2014 Highlights (compared to prior year period):

•                  Net sales grew 4.3% to $164.9 million

•                  Adjusted EBITDA grew 17% to $14.1 million resulting in a 90 basis point adjusted EBITDA margin increase to 8.5%

•                  Adjusted earnings per diluted share were $0.17 excluding $0.03 of integration and legal costs; GAAP earnings per diluted share were $0.14

•                  Debt to EBITDA ratio maintained at 3.3x

•                  Restructuring activities delivering results with $9 million of savings expected in fiscal 2014

•                  Zep Vehicle Care integration on track and accretive to earnings

(ATLANTA — January 6, 2013) — Zep Inc. (NYSE: ZEP), a leading consumable chemical packaged goods company that manufactures a wide variety of high-performance maintenance and cleaning chemicals, today reported financial results for the three-month period ended November 30, 2013.

“I’m pleased to report that steady progress on our restructuring efforts and integration of Zep Vehicle Care contributed to over 17% adjusted EBITDA growth and $0.17 of adjusted earnings per diluted share during the quarter, while continuing to invest in organic growth opportunities,” said John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc.  “We maintained our leverage ratio during the quarter and expect to generate significant cash flow and further reduce debt by the end of the fiscal year.”

Net sales grew 4.3% in the first fiscal quarter of 2014 to $164.9 million, due to increases in our Transportation business, primarily as a result of the inclusion of Zep Vehicle Care, which added $16.1 million to net sales.  This increase was partially offset by a decline in Jan/San & Institutional sales combined with an Industrial/MRO business that ended the quarter essentially flat.  Gross profit margin in the first quarter of fiscal 2014 also benefitted from the inclusion of Zep Vehicle Care, increasing 70 basis points to 48.1% compared to the prior year.  Selling, distribution and administrative expenses increased $4.6 million, primarily due to the inclusion of Zep Vehicle Care, legal expenses associated with California sales representative litigation, and increased depreciation expense resulting from our recent ERP implementation.

We continue to execute plans for a variety of complexity-reduction activities, including facilities consolidation, process simplification, product-line and customer rationalization and headcount reductions related to such activities.  Restructuring actions taken in the fourth quarter of fiscal year 2013 continue to progress as originally expected.  We remain on target to realize approximately $9 million of these savings during fiscal 2014, a portion of which will be reinvested in the business.

A more detailed discussion of the Company’s long-term objectives and financial goals may be found in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”). The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

The Company will host a conference call to discuss first quarter 2014 operating results on Monday, January 6, 2014 at 8:30 a.m. ET. The call and accompanying presentation will be webcast and may be accessed through the Company’s website at www.zepinc.com or by dialing in at 412-317-0797. A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal year 2013 net sales of approximately $690 million, is a leading consumable chemical packaged goods company selling a wide variety of high-performance chemicals that help professionals and prosumers clean, maintain and protect their assets.  We are focused on the attractive industry dynamics of the transportation market and the industrial maintenance and repair operation (“MRO”) market, which together now comprise approximately 60% of our revenue with the balance derived from sales into the facilities maintenance vertical.  We market these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional®, Enforcer®, National Chemical™, Selig™, Misty®, Next Dimension™, Petro®, i-Chem®, TimeMist®, TimeWick™, MicrobeMax®, Country Vet®, Konk®, Original Bike Spirits®, Blue Coral®, Black Magic®, Rain-X®, Niagara National™, FC Forward Chemicals®, Rexodan®, Mykal™, and a number of private label brands. Founded in 1937, some of Zep Inc.’s brands have been in existence since 1896.  Zep Inc. is headquartered in Atlanta, Georgia.  Visit our website at www.zepinc.com.

Forward Looking Statements and use of Non-GAAP Information

This release contains, and other written or oral statements made by or on behalf of Zep Inc. may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that are filed with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to, statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or our results.  Examples of forward-looking statements in this press release include, but are not limited to, statements about our ability to achieve the amount of cost savings expected from various restructuring activities and statements regarding our intention to de-lever the balance sheet.

Our forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•                  economic conditions in general;

•                  the cost or availability of raw materials;

•                  competition;

•                  our ability to realize anticipated benefits from strategic planning and restructuring initiatives and the timing of the benefits of such actions;

•                  our ability to maintain our customer relationships;

•                  market demand; and

•                  litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2013. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table that reconciles EBITDA, adjusted EBITDA and adjusted earnings per diluted share, which are non-GAAP financial information that are referenced in this press release to the nearest GAAP measure.  This non-GAAP financial information is provided to enhance the user’s overall understanding of our financial performance. Specifically, management believes that EBITDA, adjusted EBITDA and adjusted earnings per diluted share may provide additional information with respect to our performance or ability to meet our future debt service obligations, capital expenditures and working capital requirements.  This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.  Moreover, this non-GAAP information may not be comparable to EBITDA, adjusted EBITDA or adjusted earnings per diluted share reported by other companies because the items that affect net earnings that we exclude when calculating EBITDA, adjusted EBITDA and adjusted earnings per diluted share may differ from the items taken into consideration by other companies.

Zep Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	November 30, 2013	August 31, 2013
ASSETS
Cash and cash equivalents	$4,792	$2,402
Accounts receivable, less reserve for doubtful accounts of $3,905 at November 30, 2013 and $3,941 at August 31, 2013	94,363	104,476
Inventories, net	76,128	68,633
Prepayments and other current assets	13,378	13,051
Deferred income taxes	8,901	8,002
Total Current Assets	197,562	196,564
Property, plant and equipment, net	81,812	82,328
Goodwill	121,183	121,102
Identifiable intangible assets, net	128,010	129,929
Other long-term assets	17,862	17,835
Total Assets	$546,429	$547,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$25,000	$25,000
Accounts payable	57,050	56,366
Accrued compensation	24,772	25,226
Other accrued liabilities	31,924	41,167
Total Current Liabilities	138,746	147,759
Long-term debt, less current maturities	184,456	184,908
Deferred income taxes	14,528	12,782
Other long-term liabilities	18,430	18,340
Total Liabilities	356,160	363,789

Commitments and Contingencies (Note 6)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 22,258,066 issued and outstanding at November 30, 2013, and 22,065,059 issued and outstanding at August 31, 2013	223	221
Paid-in capital	105,942	102,573
Retained earnings	71,010	69,023
Accumulated other comprehensive income	13,094	12,152
Total Stockholders’ Equity	190,269	183,969
Total Liabilities and Stockholders’ Equity	$546,429	$547,758

Zep Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per-share data)

	Three Months Ended
	November 30,
	2013	2012

Net sales	$164,892	$158,026
Cost of products sold	85,631	83,064
Gross profit	79,261	74,962
Selling, distribution, and administrative expenses	71,387	66,791
Acquisition and integration costs	614	1,245
Operating profit	7,260	6,926

Other expense (income):
Interest expense, net	2,311	1,245
Loss on foreign currency transactions	50	18
Miscellaneous expense, net	62	138
Total other expense	2,423	1,401

Income before income taxes	4,837	5,525
Income tax provision	1,740	2,044
Net income	$3,097	$3,481

Earnings per share:
Basic earnings per share	$0.14	$0.16
Basic weighted average number of shares outstanding	22,168	21,869

Diluted earnings per share	$0.14	$0.16
Diluted weighted average number of shares outstanding	22,846	22,218

Dividends declared per share	$0.05	$0.04

Zep Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended
	November 30,
	2013	2012
Operating Activities
Net income	$3,097	$3,481
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,523	3,613
Loss (gain) on disposal of fixed assets	(58)	2
Excess tax benefits from share-based payments	(141)	35
Other non-cash charges	1,295	730
Deferred income taxes	822	11
Change in assets and liabilities, net of effect of acquisitions:
Accounts receivable	10,709	7,434
Inventories	(7,197)	(5,076)
Prepayments and other current assets	(208)	(2,695)
Accounts payable	492	3,932
Accrued compensation and other current liabilities	(7,266)	(2,468)
Other long-term liabilities	90	(300)
Other assets	(192)	(204)
Net Cash Provided by Operating Activities	6,966	8,495

Investing Activities
Purchases of property, plant, and equipment	(2,556)	(3,792)
Change in restricted cash	—	(116,916)
Proceeds from sale of property, plant, and equipment	58	—
Net Cash Used for Investing Activities	(2,498)	(120,708)

Financing Activities
Proceeds from credit facility borrowings	79,700	203,808
Repayments of borrowings from credit facility	(80,213)	(90,413)
Securitized borrowings	(2,554)	—
Employee stock issuances	1,933	56
Excess tax benefits from share-based payments	141	(35)
Dividend payments	(1,110)	(885)
Other, net	4	—
Net Cash Provided by (Used for) Financing Activities	(2,099)	112,531
Effect of Exchange Rate Changes on Cash	21	85
Net Increase in Cash and Cash Equivalents	2,390	403
Cash and Cash Equivalents at Beginning of Period	2,402	3,513
Cash and Cash Equivalents at End of Period	$4,792	$3,916

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	November 30,
	2013	% of net sales	2012	% of net sales

Net income	$3,097		$3,481

Interest expense, net	2,311		1,245
Income tax provision	1,740		2,044
Depreciation and amortization	5,523		3,613
EBITDA	$12,671	7.7%	$10,383	6.6%

Acquisition and integration costs	614		1,245
Legal expenses	772		360
Adjusted EBITDA	$14,057	8.5%	$11,988	7.6%

	Three Months Ended
	November 30,
	2013	2012

Net income	$3,097	$3,481

Diluted weighted average number of shares outstanding	22,846	22,218

Diluted earnings per share	$0.14	$0.16

Acquisition and integration costs, net of tax impact	0.01	0.03
Legal expenses, net of tax impact	0.02	0.01

Adjusted diluted earnings per share (a)	$0.17	$0.20

(a)         Rounding may affect summary presentation of adjusted diluted earnings per share totals.

Investor Contact:

Don De Laria

VP, Investor Relations & Communications

404-350-6266

don.delaria@zep.com